EXHIBIT 99.1

Media Contact:

HealthStream, Inc.
Mollie Condra, Ph.D.
Associate Vice President,
Investor Relations & Communications
(615) 301-3237
Mollie.condra@healthstream.com

HealthStream Acquires Baptist Leadership Group, Enhancing its Patient Experience Solution for
Healthcare Providers

Nashville, Tenn. (September 9, 2013) – HealthStream, Inc. (NASDAQ: HSTM), a leading provider of talent management and research solutions for the healthcare industry, today announced that its Patient Experience Solution has been enhanced through the acquisition of Baptist Leadership Group (BLG), a consulting practice owned by Pensacola, Florida based Baptist Health Care. HealthStream gains a comprehensive suite of assessment tools and training curricula, along with a staff of experienced coaches and experts—all focused on patient-centered performance excellence in healthcare.

“In the era of pay-for-performance, quality is the number one issue facing healthcare—and our individualized coaching and innovative tools have been supporting many of the nation’s top health systems achieve performance excellence for over a decade,” said BLG’s President Emeritus & former CEO of Baptist Health Care, Al Stubblefield. “We share HealthStream’s long-standing vision to improve the quality of healthcare as our mission has always been to ‘help healthcare organizations improve the quality of the patient experience.’ We are excited that our clients will benefit from expanded opportunities as part of HealthStream as our BLG team continues to provide the same outstanding service.”

The CAHPS (Consumer Assessment of Healthcare Providers and Systems) surveys and the potential financial impact of value-based purchasing have elevated the patient experience to one of the most pressing issues currently facing healthcare organizations. For hospitals and health systems, CMS requires the submission of data for a series of quality measures—which include the HCAHPS (Hospital Consumer Assessment of Healthcare Providers and Systems) survey—that are then used to impact the amount of reimbursements, which can also include financial penalties for underperformance. Since the HCAHPS survey solicits feedback from patients regarding their stay in a hospital, efforts by caregivers to ensure that patients’ experiences are positive have taken on added importance.

To support hospitals in improving their patients’ experiences, HealthStream has developed a unique approach with its Patient Experience Solution that focuses on improving the skills and competencies of care-givers as well as providing insightful analytics from its deep database of healthcare organizations across the industry. As a CMS-certified HCAHPS provider, HealthStream delivers innovative benchmarking reports and a corresponding mobile application that organizations can use to compare their patient feedback relative to others. To further assist healthcare organizations in understanding how to improve their patients’ experience, HealthStream offers an innovative training curriculum and courseware for hospital employees. The acquisition of BLG expands HealthStream’s solution set to further assist organizations in improving their performance and, in turn, improving their HCAHPS scores. BLG utilizes evidence-based tools, tactics, and best practices that were pioneered and successfully “road-tested” at Baptist Health Care, a nationally known leader in performance excellence in healthcare.

Founded in 2000, BLG has a diverse array of products and services used by hospitals and health systems throughout the U.S. Some of BLG’s offerings include a Leader Performance System™, a web-based system to help healthcare organizations implement a goal-setting and evaluation process that aligns individual leader goals with the annual goals of the organization and Daily Line-Up™, a web-based employee communication system. Some of their training materials include RELATE™, an online course for improving patient communication, Vital Conversations™, a performance management tool that teaches healthcare leaders how to retain, develop, and discipline staff members, and Purposeful Rounding™, a performance management tool that teaches healthcare leaders how to engage employees and retain their top performers. Overall, BLG provides healthcare organizations with a comprehensive roadmap that includes high-impact products, services, and coaching to craft a strategy that drives performance.

“I would like to extend a warm welcome to Baptist Leadership Group’s clients and employees to HealthStream,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “We are excited to add BLG’s impressive products and services to our patient experience solution as we work together to help healthcare organizations attain patient-centered performance excellence. BLG adds an important component to our overall strategy for our patient experience solution as we believe that improving the quality of patient care and, in turn, patient experience is linked to supporting the people who deliver care.”

Terms of transaction:
HealthStream purchased substantially all of the assets of Baptist Leadership Group for approximately $8.5 million, subject to a working capital adjustment, where $8,000,000 was paid in cash and $500,000 was paid in HealthStream’s common stock.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions are used by, collectively, approximately 3.3 million healthcare employees in the U.S. for training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Austin, Texas, and Brentwood, Tennessee. For more information, visit http://www.healthstream.com or call 800-933-9293.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company’s preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company’s operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company’s financial and accounting procedures and other matters referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized.

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